EXHIBIT 21.0

UROPLASTY, INC. AND SUBSIDIARIES

Subsidiaries of the Company

The following are wholly owned subsidiaries of Uroplasty, Inc:

Uroplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands

Bioplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands

Uroplasty, Ltd
Unit 3, Woodside Business Park
Whitley Wood Lane, Reading
Berkshire, RG2 8LW
United Kingdom